Exhibit 23

Item 9.01(c) Exhibits

23	Consent of KPMG LLP

Independent Auditors’ Consent

The Board of Directors

TDI Consolidated Corporation:

We consent to the use of our report dated June 3, 2004, with respect to the statement of assets and liabilities of the Southern Operations of Eckerd drugstores (a business of TDI Consolidated Corporation) as of January 31, 2004, and the related statements of revenues and expenses and cash flows for the year ended January 31, 2004, which report is included in the Form 8-K/A of CVS Corporation dated October 12, 2004.

KPMG LLP

Tampa, Florida

October 12, 2004